Exhibit 23.1

Consent of Webb & Company, P.A.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Puradyn Filter Technologies Incorporated (the “Company”) of our report dated April 15, 2010 with respect to the consolidated balance sheets at December 31, 2009 and 2008 and the related consolidated statements of operations, consolidated statement of changes in stockholders’ deficit and consolidated statements of cash flows of the Company for the years ended December 31, 2009 and 2008 included in the Company’s Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/Webb & Company, P.A.
Webb & Company, P.A.
Certified Public Accountants

Boynton Beach, Florida
September 16, 2010